Ex: 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces First Quarter 2018 Earnings and Declares Dividend

CAMBRIDGE, MA. (April 19, 2018) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent of Cambridge Trust Company, today announced unaudited net income of $5,805,000 for the quarter ended March 31, 2018, an increase of $1,477,000, or 34.1%, compared to net income of $4,328,000 for the quarter ended March 31, 2017. Diluted earnings per share were $1.41 for the first quarter of 2018, representing a 33.0% increase over diluted earnings per share of $1.06 for the same quarter last year.

First quarter 2018 highlights as compared to the first quarter of 2017:

•	Wealth Management Assets under Management and Administration now at $3.1 billion, an increase of 12.3%
•	Revenue of $23.3 million, an increase of 9.6%
•	Loan growth of $70.9 million, or 5.4%
•	Core deposit growth of $128.6 million, or 8.5%
•	Federal statutory corporate tax rate decreased to 21% from 35%

“We are pleased to report the Company delivered strong earnings during the first quarter of 2018,” noted Denis K. Sheahan, Chairman and CEO. “Cambridge Bancorp posted strong profitability metrics for the quarter with annualized return on average assets of 1.21% and annualized return on average shareholders’ equity of 15.80%. In the midst of continued loan payoffs, net loan growth resumed, and the Bank’s focus on core deposits, growth in noninterest income businesses, and expense control led to an increase in income before income taxes of 17.6% in the first quarter versus the same period a year ago.”

Balance Sheet

Total assets increased $11.8 million, or 0.6%, from December 31, 2017 and were $2.0 billion as of March 31, 2018.

Total loans increased $30.9 million, or 2.3%, from December 31, 2017 and stood at $1.4 billion as of March 31, 2018. The growth in total loans was primarily due to the increase in commercial real estate loans of $22.6 million, from $633.6 million at December 31, 2017 to $656.3 million at March 31, 2018, and increases in commercial and industrial loans of $10.1 million, or 15.4%, from $65.3 million at December 31, 2017 to $75.4  million at March 31, 2018. Net loan growth during the quarter was healthy despite continued strong competition in the greater Boston area and continued elevated levels of loan payoffs.

The Company’s total investment securities portfolio increased by $25.1 million, or 5.7%, from $437.2 million at December 31, 2017 to $462.3 million at March 31, 2018.

Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $20.6 million, or 1.3%, from December 31, 2017. The cost of total deposits for the quarter ended March 31, 2018 was 0.22%, as compared to 0.17% for the quarter ended March 31, 2017. Total deposits at March 31, 2018 were $1.8 billion.

Net Interest and Dividend Income

For the quarter ended March 31, 2018, net interest and dividend income after provision for loan losses increased by $813,000, or 5.8%, to $14.7 million, as compared to $13.9 million for the quarter ended March 31, 2017. Interest on loans increased $970,000, or 7.8%, which was driven by a combination of net loan growth and the impact of rising rates on our variable rate loan portfolio. The Company’s net interest margin, on a fully taxable equivalent basis, increased two basis points to 3.28% for the quarter ended March 31, 2018, as compared to 3.26% for the quarter ended March 31, 2017 using federal tax rates of 21% and 35%, respectively.

Noninterest Income

Total noninterest income increased by $851,000, or 11.6%, to $8.2 million for the quarter ended March 31, 2018, as compared to $7.3 million for the quarter ended March 31, 2017, primarily as a result of higher Wealth Management revenue and higher loan related derivative income associated with the Company’s interest rate risk strategy. Noninterest income was 35.1% of total revenue for the quarter ended March 31, 2018. Wealth Management revenue increased by $764,000, or 14.2%, for the first quarter of 2018, as compared to the first quarter of 2017, primarily due to market appreciation. Wealth Management Assets under Management and Administration increased by $54.7 million, or 1.8%, from December 31, 2017 and ended at $3.1 billion as of March 31, 2018. Loan related derivative income increased $284,000 for the first quarter of 2018, as compared to the first quarter of 2017, due to the volume of derivative transactions executed in the first quarter of 2018.

Noninterest income increases were partially offset by lower gains on loans held for sale of $208,000 and lower deposit account fee income of $63,000 for the quarter ended March 31, 2018, as compared to the quarter ended March 31, 2017.

Noninterest Expense

Total noninterest expense increased by $555,000, or 3.7%, to $15.5 million for the quarter ended March 31, 2018, as compared to $14.9 million for the quarter ended March 31, 2017, primarily driven by higher salaries and employee benefits expense and higher marketing expense. The increase in salaries and employee benefits expense of $917,000 was driven by the combination of increased staffing to support business initiatives, higher employee benefit costs, and the adoption of new accounting guidance (“ASU 2017-07”) for net periodic pension costs and net periodic postretirement benefit costs. The amount added to salaries and benefits expense from the adoption of ASU 2017-07 during the first quarter of 2018 was approximately $239,000, which was correspondingly recorded as a decrease in other expense during the first quarter of 2018. The adoption of ASU 2017-07 required that the Company represent the impacted line items for the first quarter of 2017. The result of this retrospective application for the first quarter of 2017 was a decrease in salaries and benefits expense of approximately $56,000 and a corresponding increase in other expense for the same amount. The increase of $168,000 in marketing expense was due to the increased focus of growing brand awareness within our markets.

Noninterest expense increases were partially offset by lower other expenses of $418,000 primarily resulting from the adoption of new accounting guidance for net periodic pension cost and net periodic postretirement benefit cost as discussed above, lower data processing costs of $93,000, and lower occupancy and equipment expenses of $26,000 for the quarter ended March 31, 2018, as compared to March 31, 2017.

Asset Quality

Loan quality remained sound with non-performing loans totaling $1.5 million, or 0.11% of total loans outstanding as of March 31, 2018. The allowance for loan losses was $15.7 million, or 1.14% of total loans outstanding at March 31, 2018, as compared to $15.3 million, or 1.13% of total loans outstanding at year end 2017.

Income Taxes

In accordance with the Tax Cuts and Jobs Act of 2017, the Company’s federal statutory corporate tax rate decreased from 35% to 21% effective January 1, 2018. The effective tax rate was 21.8% for the quarter ended March 31, 2018, as compared to 31.4% for the quarter ended March 31, 2017. Additionally, the Company recognized $148,000 of tax benefit resulting from the accounting for share-based payments during the first quarter of 2018.

Dividend

On April 17, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.48 per share, which is payable on May 17, 2018 to shareholders of record as of the close of business on May 3, 2018. This represents an increase of $0.02 per share, as compared to $0.46 per share declared during the same quarter of 2017.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 128-year-old Massachusetts chartered commercial bank with $2.0 billion in assets and 10 Massachusetts locations in Cambridge, Boston, Belmont, Concord, Lexington, and Weston. Cambridge Trust Company is one of New England’s leaders in wealth management with $3.1 billion in client assets under management and administration. The Wealth Management group maintains offices in Boston, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at www.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. These statements are based on the beliefs and assumptions of management of the Company and its subsidiaries and on the information available to management at the time that these statements were made. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties, and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Such statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “forecast,” “estimate,” “intend,” “will,” “would,” “should,” “could,” “may,” or similar words. There are a number of factors, many of which are beyond the Company’s control, that could cause actual conditions, events, or results to differ materially from those in the forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes in the interest rate environment, unfavorable or less than favorable changes in general economic conditions (nationally or regionally), our ability to continue to increase loans and deposit growth, increased competitive pressures among depository and other financial institutions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company’s filings with the Securities and Exchange Commission. Readers should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events, or otherwise, except as may be required by law.

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED QUARTERLY RESULTS

March 31, 2018

		Three Months Ended
		March 31,
		2018	2017
		(dollars in thousands, except per share data)

Interest and Dividend Income		$16,132	$14,673
Interest Expense		979	712
Net Interest and Dividend Income		15,153	13,961
Provision for Loan Losses		409	30
Noninterest Income		8,178	7,327
Noninterest Expense		15,501	14,946
Income Before Income Taxes		7,421	6,312
Income Tax Expense		1,616	1,984
Net Income		$5,805	$4,328

Data Per Common Share:
Basic Earnings Per Share		$1.42	$1.07
Diluted Earnings Per Share		$1.41	$1.06
Dividends Declared Per Share		$0.48	$0.46

Avg. Common Shares Outstanding:
Basic		4,053,355	4,011,925
Diluted		4,071,975	4,050,791

Selected Operating Ratios:
Net Interest Margin, FTE		3.28%	3.26%
Cost of Funds		0.21%	0.16%
Cost of Interest Bearing Liabilities		0.31%	0.24%
Cost of Deposits		0.22%	0.17%
Return on Average Assets		1.21%	0.95%
Return on Average Equity		15.80%	12.93%
Efficiency Ratio		66.44%	70.21%

	March 31,	December 31,	March 31,
	2018	2017	2017

Total Assets	$1,961,750	$1,949,934	$1,843,649
Total Loans	1,381,754	1,350,899	1,310,852
Non-Performing Loans	1,547	1,298	1,653
Allowance for Loan Losses	15,732	15,320	15,289
Allowance to Total Loans	1.14%	1.13%	1.17%
Total Deposits	1,782,392	1,775,400	1,677,578
Total Shareholders’ Equity	150,873	147,957	138,427
Wealth Management AUM	$2,974,798	$2,971,322	$2,681,102
Wealth Management AUM & AUA	$3,140,370	$3,085,669	$2,797,430
Book Value Per Share	$36.79	$36.24	$34.00

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$56,265	$103,591
Investment securities
Available for sale, at fair value (amortized cost $203,592 and $208,911, respectively)	197,935	205,017
Held to maturity, at amortized cost (fair value $262,432 and $233,554, respectively)	264,409	232,188
Total investment securities	462,344	437,205
Loans held for sale, at lower of cost or fair value	—	—
Loans
Residential mortgage	541,599	538,920
Commercial mortgage	656,289	633,649
Home equity	71,592	74,444
Commercial & Industrial	75,365	65,295
Consumer	36,909	38,591
Total loans	1,381,754	1,350,899
Less: allowance for loan losses	(15,732)	(15,320)
Net loans	1,366,022	1,335,579
Stock in FHLB of Boston, at cost	4,242	4,242
Bank owned life insurance	30,535	31,083
Banking premises and equipment, net	9,316	9,310
Deferred income taxes, net	7,910	8,273
Accrued interest receivable	5,059	5,128
Other assets	20,057	15,523
Total assets	$1,961,750	$1,949,934
Liabilities
Deposits
Demand	$503,089	$493,613
Interest bearing checking	436,841	462,957
Money market	63,508	69,259
Savings	632,707	589,741
Certificates of deposit	146,247	159,830
Total deposits	1,782,392	1,775,400
Short-term borrowings	—	—
Long-term borrowings	3,537	3,579
Other liabilities	24,948	22,998
Total liabilities	1,810,877	1,801,977
Shareholders’ Equity
Common stock, par value $1.00; Authorized 10,000,000 shares; Outstanding: 4,100,747 shares and 4,082,188 shares, respectively	4,101	4,082
Additional paid-in capital	36,065	35,663
Retained earnings	119,196	114,093
Accumulated other comprehensive loss	(8,489)	(5,881)
Total shareholders’ equity	150,873	147,957
Total liabilities and shareholders’ equity	$1,961,750	$1,949,934

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2018	2017
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$13,378	$12,373
Interest on tax-exempt loans	96	131
Interest on taxable investment securities	1,714	1,394
Interest on tax-exempt investment securities	622	665
Dividends on FHLB of Boston stock	51	42
Interest on overnight investments	271	68
Total interest and dividend income	16,132	14,673
Interest expense
Interest on deposits	962	691
Interest on borrowed funds	17	21
Total interest expense	979	712
Net interest and dividend income	15,153	13,961
Provision for loan losses	409	30
Net interest and dividend income after provision for loan losses	14,744	13,931
Noninterest income
Wealth management revenue	6,126	5,362
Deposit account fees	750	813
ATM/Debit card income	271	259
Bank owned life insurance income	128	162
(Loss) gain on disposition of investment securities	—	(2)
Gain on loans held for sale	27	235
Loan related derivative income	472	188
Other income	404	310
Total noninterest income	8,178	7,327
Noninterest expense
Salaries and employee benefits	10,073	9,156
Occupancy and equipment	2,227	2,253
Data processing	1,230	1,323
Professional services	887	870
Marketing	438	270
FDIC Insurance	151	161
Other expenses	495	913
Total noninterest expense	15,501	14,946
Income before income taxes	7,421	6,312
Income tax expense	1,616	1,984
Net income	$5,805	$4,328
Share data
Weighted average number of shares outstanding, basic	4,053,355	4,011,925
Weighted average number of shares outstanding, diluted	4,071,975	4,050,791
Basic earnings per share	$1.42	$1.07
Diluted earnings per share	$1.41	$1.06

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	March 31, 2018			March 31, 2017
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,352,562	$13,378	4.01%	$1,302,602	$12,373	3.85%
Tax-exempt	11,039	122	4.48	16,796	202	4.88
Securities available for sale (3)
Taxable	206,463	837	1.64	314,813	1,272	1.64
Securities held to maturity
Taxable	167,010	877	2.13	21,757	122	2.27
Tax-exempt	79,207	787	4.03	82,726	1,023	5.02
Cash and due from banks	76,931	271	1.43	46,427	68	0.59
Total interest-earning assets (4)	1,893,212	16,272	3.49%	1,785,121	15,060	3.42%
Non interest-earning assets	68,608			71,278
Allowance for loan losses	(15,479)			(15,248)
Total assets	$1,946,341			$1,841,151
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$436,741	$50	0.05%	$420,669	$17	0.02%
Savings accounts	611,258	546	0.36	556,686	294	0.21
Money market accounts	65,749	25	0.15	70,444	26	0.15
Certificates of deposit	152,880	341	0.90	170,338	354	0.84
Total interest-bearing deposits	1,266,628	962	0.31	1,218,137	691	0.23
Other borrowed funds	3,551	17	1.94	4,919	21	1.73
Total interest-bearing liabilities	1,270,179	979	0.31%	1,223,056	712	0.24%
Non-interest-bearing liabilities
Demand deposits	504,016			457,648
Other liabilities	23,165			24,708
Total liabilities	1,797,360			1,705,412
Shareholders’ equity	148,981			135,739
Total liabilities & shareholders’ equity	$1,946,341			$1,841,151
Net interest income on a fully taxable equivalent basis		15,293			14,348
Less taxable equivalent adjustment		(191)			(429)
Net interest income		$15,102			$13,919
Net interest spread (5)			3.17%			3.19%
Net interest margin (6)			3.28%			3.26%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2018 and 35% in 2017.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.